Exhibit 99.1

THE HOME DEPOT ANNOUNCES FIRST QUARTER RESULTS;

UPDATES FISCAL YEAR 2011 GUIDANCE

ATLANTA, May 17, 2011 — The Home Depot®, the world’s largest home improvement retailer, today reported first quarter of fiscal 2011 net earnings of $812 million, or $0.50 per diluted share, compared with net earnings of $725 million, or $0.43 per diluted share, in the same period of fiscal 2010. For the first quarter of fiscal 2011, diluted earnings per share increased 16.3 percent from the prior year.

Sales for the first quarter totaled $16.8 billion, a 0.2 percent decrease from the first quarter of fiscal 2010. Comparable store sales for the first quarter were negative 0.6 percent, and comp sales for U.S. stores were negative 0.7 percent.

“We continued to improve our business and delivered double-digit earnings growth,” said Frank Blake, chairman & CEO. “Our sales declined slightly due to a slow spring selling season, but for the year we expect sales to grow in line with the guidance we previously provided. We will maintain our focus on providing great customer service and product and project values. I would like to thank our associates for their hard work and dedication.”

Updated Fiscal 2011 Guidance

The Company confirmed that it expects fiscal 2011 sales will be up approximately 2.5 percent from fiscal 2010. Based on its year-to-date performance, the Company raised its fiscal 2011 diluted earnings-per-share guidance and now expects diluted earnings per share to be up approximately 11.4 percent to $2.24 for the year. This earnings-per-share guidance includes the benefit of the Company’s year-to-date share repurchases, but excludes the impact of future share repurchases.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at earnings.homedepot.com.

At the end of the first quarter, the Company operated a total of 2,245 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces, Mexico and China. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

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To provide clarity, internally and externally, about the Company’s operating performance for recently completed fiscal periods, the Company supplemented its reporting with non-GAAP financial measures to reflect a prior year charge related to the extension of the Company’s guarantee of the HD Supply senior secured loan. The Company believes that these non-GAAP financial measures better enable management and investors to understand and analyze the Company’s performance by providing them with meaningful information relevant to events of unusual nature or frequency that impact the comparability of underlying business results from period to period. However, this supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures can be found attached to this press release and at http://earnings.homedepot.com.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services, net sales growth, comparable store sales, state of the economy, state of the residential construction, housing and home improvement markets, state of the credit markets, including mortgages, home equity loans and consumer credit, inventory and in-stock positions, commodity price inflation and deflation, implementation of store and supply chain initiatives, continuation of reinvestment plans, net earnings performance, earnings per share, stock-based compensation expense, capital allocation and expenditures, liquidity, the effect of adopting certain accounting standards, return on invested capital, management of our purchasing or customer credit policies, the effect of accounting charges, the planned recapitalization of the Company and the timing of its completion, the ability to issue debt on terms and at rates acceptable to us, store openings and closures, expense leverage, fiscal 2011 guidance and financial outlook. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You are cautioned not to place undue reliance on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended January 30, 2011.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:

Financial Community	News Media
Diane Dayhoff	Ron DeFeo
Vice President of Investor Relations	Senior Director of Corporate Communications
770-384-2666	770-384-3179
diane_dayhoff@homedepot.com	ron_defeo@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MAY 1, 2011 AND MAY 2, 2010

(Unaudited)

(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended		% Increase
	5-1-11	5-2-10	(Decrease)
NET SALES	$16,823	$16,863	(0.2)%
Cost of Sales	10,995	11,069	(0.7)

GROSS PROFIT	5,828	5,794	0.6

Operating Expenses:
Selling, General and Administrative	4,009	4,078	(1.7)
Depreciation and Amortization	397	411	(3.4)

Total Operating Expenses	4,406	4,489	(1.8)

OPERATING INCOME	1,422	1,305	9.0

Interest and Other (Income) Expense:
Interest and Investment Income	(2)	(4)	(50.0)
Interest Expense	141	142	(0.7)
Other	—	51	(100.0)

Interest and Other, net	139	189	(26.5)

EARNINGS BEFORE PROVISION FOR INCOME TAXES	1,283	1,116	15.0

Provision for Income Taxes	471	391	20.5

NET EARNINGS	$812	$725	12.0%

Weighted Average Common Shares	1,599	1,677	(4.7)%
BASIC EARNINGS PER SHARE	$0.51	$0.43	18.6

Diluted Weighted Average Common Shares	1,611	1,688	(4.6)%
DILUTED EARNINGS PER SHARE	$0.50	$0.43	16.3

	Three Months Ended		% Increase
	5-1-11	5-2-10	(Decrease)
SELECTED HIGHLIGHTS
Number of Customer Transactions	317	323	(1.9)%
Average Ticket (actual)	$53.35	$52.54	1.5
Weighted Average Weekly Sales per Operating Store (in thousands)	$578	$581	(0.5)
Square Footage at End of Period	235	235	—
Capital Expenditures	$199	$167	19.2
Depreciation and Amortization (1)	$424	$438	(3.2)%

(1)	Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS ITEMS EXCLUDING CERTAIN ADJUSTMENTS (NON-GAAP)

FOR THE THREE MONTHS ENDED MAY 1, 2011 AND MAY 2, 2010

(Unaudited)

(Amounts in Millions Except Per Share Data)

	Three Months Ended 5-1-11
	Actuals	Adjustment	As Adjusted (Non-GAAP)

Operating Income	$1,422	$—	$1,422
Interest and Other, net	139	—	139
Net Earnings	$812	$—	$812

Diluted Earnings Per Share	$0.50	$—	$0.50

	Three Months Ended 5-2-10
	Actuals	Adjustment(1)	As Adjusted (Non-GAAP)

Operating Income	$1,305	$—	$1,305
Interest and Other, net	189	51	138
Net Earnings	$725	$(33)	$758

Diluted Earnings Per Share	$0.43	$(0.02)	$0.45

(1)	Adjustment is comprised of a charge related to the extension of the Company’s guarantee of the HD Supply senior secured loan.

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MAY 1, 2011, MAY 2, 2010 AND JANUARY 30, 2011

(Unaudited)

(Amounts in Millions)

	5-1-11	5-2-10	1-30-11
ASSETS
Cash and Cash Equivalents	$1,806	$2,436	$545
Receivables, net	1,456	1,342	1,085
Merchandise Inventories	11,694	11,479	10,625
Other Current Assets	1,205	1,389	1,224

Total Current Assets	16,161	16,646	13,479

Property and Equipment, net	24,993	25,404	25,060
Goodwill	1,209	1,192	1,187
Other Assets	434	377	399

TOTAL ASSETS	$42,797	$43,619	$40,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$6,543	$7,051	$4,717
Accrued Salaries and Related Expenses	1,195	1,154	1,290
Current Installments of Long-Term Debt	43	2,021	1,042
Other Current Liabilities	3,677	3,751	3,073

Total Current Liabilities	11,458	13,977	10,122

Long-Term Debt	10,720	7,676	8,707
Other Long-Term Liabilities	2,421	2,595	2,407

Total Liabilities	24,599	24,248	21,236

Total Stockholders’ Equity	18,198	19,371	18,889

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,797	$43,619	$40,125

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MAY 1, 2011 AND MAY 2, 2010

(Unaudited)

(Amounts in Millions)

	Three Months Ended
	5-1-11	5-2-10
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$812	$725
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	424	438
Stock-Based Compensation Expense	60	64
Changes in Working Capital and Other	802	812

Net Cash Provided by Operating Activities	2,098	2,039

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(199)	(167)
Other	15	27

Net Cash Used in Investing Activities	(184)	(140)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Long-Term Borrowings, net of discount	1,994	—
Repayments of Long-Term Debt	(1,007)	(5)
Repurchases of Common Stock	(1,301)	(508)
Cash Dividends Paid to Stockholders	(403)	(399)
Other	53	19

Net Cash Used in Financing Activities	(664)	(893)

Change in Cash and Cash Equivalents	1,250	1,006

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11	9
Cash and Cash Equivalents at the Beginning of the Period	545	1,421

Cash and Cash Equivalents at the End of the Period	$1,806	$2,436